Exhibit 99.1

Ingersoll Rand Authorizes New Share Repurchase Program and Declares Quarterly Dividend

Swords, Ireland, Feb. 8, 2017 - The Board of Directors for Ingersoll-Rand plc (NYSE:IR), a world leader in creating comfortable, sustainable and efficient environments, authorized a new share repurchase program of up to $1.5 billion of the company’s ordinary shares to commence upon the completion of the company’s current $1.5 billion program. The board also declared a quarterly dividend of 40 cents per ordinary share, payable March 31, 2017, to shareholders of record on March 10, 2017.

The timing of the share repurchase program will be dependent on the available liquidity and cash flow, and general market conditions. The repurchase program may be executed through various methods, including open market repurchases.

“Today’s $1.5 billion new share repurchase program announcement extends our history of returning cash to shareholders and is consistent with the 2017 targets we set for share buy backs and acquisitions,” said Michael W. Lamach, chairman and chief executive officer of Ingersoll Rand. “Since 2011, we've returned more than $6.5 billion in cash to shareholders through dividends of $1.5 billion and share buybacks of $5.1 billion. This is all part of our dynamic capital allocation strategy that creates long-term value for our shareholders.”

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About Ingersoll Rand
Ingersoll Rand (NYSE:IR) advances the quality of life by creating comfortable, sustainable and efficient environments. Our people and our family of brands - including Club Car®, Ingersoll Rand®, Thermo King® and Trane® - work together to enhance the quality and comfort of air in homes and buildings; transport and protect food and perishables; and increase industrial productivity and efficiency. We are a $13 billion global business committed to a world of sustainable progress and enduring results. For more information, visit www.ingersollrand.com.

This news release includes “forward-looking statements,” which are statements that are not historical facts, including, but not limited to, statements that relate to the timing and execution of the Company’s new share repurchase program and the amount of shares to be repurchased (if any). The forward-looking statements in this news release are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are outside of our control, and could cause results to materially differ from expectations. Such risks and uncertainties, include, but are not limited to global economic conditions, the outcome of any litigation, demand for our products and services and tax law changes. For further information regarding risks and uncertainties associated with our businesses, please refer to our Form 10-K for the year ended December 31, 2015, Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016 and in our other SEC filings. We assume no obligation to update these forward-looking statements.